Avanos Medical Acquires Nexus Medical to Strengthen Nutrition and Medication Delivery in Critical Care

ALPHARETTA, Ga., Sept. 15, 2025 /PRNewswire/ — Avanos Medical, Inc. (NYSE: AVNS), a leading medical technology company, today announced the acquisition of Nexus Medical, LLC, a privately held medical device company based in Lenexa, Kansas.

Nexus is the maker of the proprietary TKO® anti-reflux needleless connector technology, designed to support safer, more consistent nutrition and medication delivery in high-acuity settings, including Neonatal and Pediatric Intensive Care Units (NICUs and PICUs).

The acquisition adds complementary technology to Avanos’ Specialty Nutrition Systems business and reinforces the company’s focus on safe, reliable therapy delivery for the neonatal patient population.

“This acquisition is a clear extension of our strategy to deliver smarter, safer solutions across the critical care spectrum,” said Dave Pacitti, Avanos chief executive officer. “We are proud to add the Nexus TKO® technology and the full breadth of Nexus’ offerings to our portfolio as we continue investing in meaningful innovation that helps clinicians provide consistent care and improve outcomes for patients who need it most.”

The TKO® needleless connector features a patented, pressure-activated tri-seal silicone valve that minimizes blood reflux – a known contributor to catheter occlusions, therapy delays, and infection risk during IV-based nutrition and medication delivery.*

“Nexus TKO® fits naturally into our Specialty Nutrition Systems business and is expected to deliver immediate value in NICU and PICU care,” said Kerr Holbrook, Avanos’ chief commercial officer. “It’s a practical, trusted solution that helps clinicians reduce disruptions and deliver therapy with greater consistency and ease.”

Avanos financed the acquisition with available cash. The company expects the acquisition to be immediately accretive to both revenue growth and earnings per share.

About Avanos Medical
Avanos Medical (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today's most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple product categories. For more information, visit www.avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.

About Nexus Medical
Founded in 2001, Nexus Medical invented the anti-reflux category in needleless connectors to solve the unintended consequences of blood reflux in IV catheters, including intraluminal thrombotic occlusions, catheter failure, and infections. As the most studied needleless connector on the market, the Nexus TKO® anti-reflux technology is an evidence-based way to simplify the complexity of IV therapy and improve patient safety. For more information, call (913) 451-2234 or visit www.nexusmedical.com.

*CLAIM ON FILE
SOURCE: Avanos Medical, Inc.
For further information: Katrine Kubis, Vice President, Corporate Communications, Avanos Medical, Inc., CorporateCommunications@Avanos.com